Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Affinity Media International Corp. on Form S-1 Amendment No. 5 (File No. 333-128707) of our report dated February 17, 2006, except for Note 7, as to which the date is March 30, 2006, and paragraph 6 of Note 1, as to which the date is May 23, 2006, with respect to our audit of the financial statements of Affinity Media International Corp. as of December 31, 2005 and for the period from August 12, 2005 (inception) to December 31, 2005, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum & Kliegman LLP

New York, New York
May 26, 2006